Exhibit 5.2

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

December 1, 2025

Imperial Petroleum Inc.

331 Kifissias Avenue

Kifissia 14561

Athens, Greece

Re:	Securities Registered under Registration Statement on Form F-3

We have acted as U.S. counsel to you in connection with your filing of a Registration Statement on Form F-3 (File No. 333-268663) (as amended or supplemented, the “Registration Statement”) filed on December 2, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Imperial Petroleum Inc., a Marshall Islands corporation (the “Company”), of up to $500,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on December 15, 2022. Reference is made to our opinion letter dated December 2, 2022 and included as Exhibit 5.2 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 1, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 9,523,900 units (the “Units”) of the Company, each Unit consisting of (i) one share of common stock, par value $0.01 per share (the “Common Stock”) of the Company, or one pre-funded warrant to purchase one share of Common Stock at an exercise price equal to $0.01 per share (collectively, the “Pre-Funded Warrants”), (ii) one Class F warrant to purchase one share of Common Stock (collectively, the “Class F Warrants”) and (iii) one Class G warrant to purchase one share of Common Stock (collectively, the “Class G Warrants,” and together with the Pre-Funded Warrants and the Class F Warrants, the “Warrants”), and the shares of Common Stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares”) covered by the Registration Statement. The Units and Warrants (together, the “Securities”) are being sold pursuant to the terms of the Securities Purchase Agreement (the “Purchase Agreement”) to be entered into by and among the Company and the purchasers party thereto.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Imperial Petroleum Inc.

December 1, 2025

The opinion set forth below is limited to the laws of the State of New York.

For purposes of the opinion set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) the Warrants will be governed by the internal law of New York, (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Warrant), then outstanding, will not exceed the total number of authorized shares of Common Stock available for issuance under the Company’s organizational documents as then in effect (the “Charter”) and (iii) the Warrants, when delivered and paid for in accordance with the terms of the Purchase Agreement, will constitute valid and legally binding obligations of the Company in accordance with their terms and under the laws of the Republic of the Marshall Islands.

For purposes of the opinion set forth below, we refer to the following as the “Future Authorization and Issuance”: (a) the authorization by the Company of the amount, terms and issuance of the Warrants and Units in accordance with the Charter and all applicable laws other than the internal law of New York (the “Authorization”) and execution of any agreement under which such securities are to be issued; (b) the establishment of the terms of such securities and the issuance of such securities in conformity with those terms, the terms of any applicable agreement and all applicable laws other than the internal law of New York and the execution, authentication and issuance of the Securities in accordance with the Authorization; and (c) the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization and the Purchase Agreement.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Securities have been duly authorized and, when delivered and paid for in accordance with the terms of the Purchase Agreement, the Securities will constitute valid and legally binding obligations of the Company in accordance with their terms.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Imperial Petroleum Inc.

December 1, 2025

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP